Exhibit 10.1

Confidential

May 4, 2015
Mr. Patrick D. Quarles
Dear Pat,
On behalf of Celanese, I am pleased to offer you the role of Executive Vice President and President - Acetyls Chain of Celanese Corporation. This position includes additional responsibilities for our Global Integrated Supply Chain. Your position will be based in Dallas, TX.
Base Salary
Your base salary will be $600,000 per year and will be payable on a bi-weekly basis in accordance with the Company's normal payroll practice. Your base pay will be reviewed annually by the Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors.
Annual Bonus
You will be eligible to participate in the Company's annual bonus plan. Our bonus plan uses both a number of financial and non-financial measures and your personal performance to determine your actual bonus payout each year. Your 2015 annual bonus opportunity at target will be 80% of your base salary (the "Target", or $480,000), with a "Superior" opportunity for business performance of up to 160% of your base salary. A personal performance modifier also currently allows for an additional adjustment between 0% and 150% of your planned bonus payout to reflect your individual performance relative to your annual objectives. Accordingly, the absolute maximum payout for the annual bonus will be 240% of your base salary. For 2015, you will be eligible for a full year's bonus (irrespective of your start date), based on actual Company and individual performance.
Sign-on Bonus
You will receive a one-time Sign-on Bonus cash payment in the amount of $100,000 less applicable deductions, which is payable through our normal payroll process within thirty (30) days of your start date. This amount will assist you in covering any initial transition expenses before your permanent relocation. Should you voluntarily end your employment with Celanese for any reason within two (2) years of your start date, Celanese reserves the right to seek full repayment of the Sign-on Bonus.
Initial Equity Award
Celanese believes that an executive's interests should be aligned with shareholder interests, in part through equity ownership in the Company. As a result, you will receive an equity award as part of your initial offer package. Your initial equity award will consist of the following:
Time-vesting Restricted Stock Units (Time-vesting RSUs): You will receive an award of Time-vesting RSUs with a grant date fair value equal to approximately $3,000,000 that will vest one-third each year for three years beginning on the grant date. Once vested, the after-tax portion of these shares will be required to be held until the EVP stock ownership guideline has been met, as described later in this document.
The Compensation Committee has approved this award, subject to your acceptance of this letter, with the grant date defined as your actual start date.
Long-Term Incentive Awards
Celanese currently delivers Long-Term Incentive (LTI) compensation to senior executives through annual grants of equity awards. Annual LTI awards are planned to occur in the first quarter of each calendar year. The aggregate grant date value and mix of awards are based on a combination of salary level, individual contribution and performance, market levels of long-term incentive compensation and other factors. Each year, the Compensation Committee evaluates the level of awards and the mix among various stock-based vehicles. Going forward, you will be eligible for an LTI award consistent with your position at the Company.

Your initial annual LTI target for your role will be $1,200,000. You will receive an annual grant in 2015 at this target amount, with the grant date being your actual start date.

The complete terms of your initial equity award and annual LTI award will be included in two separate award agreements sent to you after the grant date. All equity awards will be subject to stock ownership requirements applicable to the particular award and your position. You will be required to sign appropriate award agreements and the Celanese LTI Claw-back agreement in order to receive these awards.
Change-in-Control Agreement; Severance
You will be eligible to receive change-in-control benefits as described in the Change-in-Control agreement that will be issued to you upon hire. Generally the cash provision is equal to two (2) times the sum of your then current annualized base salary; and the higher of your Target Bonus in effect on the last day of the Fiscal Year that ended immediately prior to the year in which the Termination Date occurs, or the average of the cash bonuses paid by the Company to you for the three Fiscal Years preceding the Termination Date. Your long-term incentive awards are governed by the terms and conditions of the applicable individual award agreements.
Your change-in-control agreement will include a "best-net" provision that states the Company will cut back change-in-control payments to the safe harbor limit only if you would receive a greater after-tax benefit than if the excise tax were paid by you on any excess parachute payment. In addition, you will not be entitled to any tax gross-up.
You will be eligible for separation benefits under the Celanese Executive Severance Benefit Plan in the event of a termination, not for cause, unrelated to a change-in-control. Your benefits will be as provided in the Plan except that the multiple of base salary and bonus will be 1.5.
Stock Ownership Guidelines
In order to align our executives' interests with those of our shareholders, Celanese expects senior leaders to maintain equity ownership in the Company commensurate with their position. You will be subject to stock ownership guidelines applicable to your position as in effect from time to time. The current EVP stock ownership guideline is equal to a value of three (3) times your annual base salary and you will have five (5) years to meet the guideline. In computing compliance with our stock ownership guidelines, a portion of the value of any unvested Restricted Stock Unit awards (time- or performance-vested) granted to you as well as 100% of any Celanese stock that you beneficially own in your various Company and individual accounts will be included.
Employee Benefits
During your employment, you will be entitled to participate in the Company's employee benefit plans as in effect from time to time, on the same basis as those benefits that are generally made available to other employees of the Company. We offer medical and dental coverage, group life insurance and a retirement savings plan that includes Company contributions of up to 11% of base salary (comprised of 401(k) matching contributions of 100% on the first 6% of the employee's contributions plus a 5% Company retirement contribution), subject to IRS code restrictions. For Executives, we have a Supplemental Non-Qualified Savings Plan that allows for Company contributions on eligible pay that exceeds the IRS limits.
Additionally, you will be eligible to participate in the Celanese Annual Executive Physical Program including an annual physical with the Baylor Personal Edge program.
Relocation Assistance
Celanese will assist in your relocation to the Dallas area under the provisions of our relocation policy for new employees in effect at that time. Generally, this policy provides for temporary living, the shipment of household goods, home sale and purchase assistance (for homeowners) and a lump-sum payment to assist with various miscellaneous expenses associated with your relocation. The home sale and purchase assistance can be utilized for up to one (1) year after you relocate to the Dallas area. Details of our relocation policy will be provided to you under separate cover.

Should you voluntarily end your employment with Celanese for any reason within one (1) year of your start date, Celanese will seek full repayment of any relocation assistance provided to you.
Vacation
You will be entitled to four (4) weeks annual vacation. Vacation availability for the first year of employment will be prorated based on your anticipated start date, in accordance with the Company's vacation policy.
Restrictive Covenant Agreement (RCA)
As a condition of your employment, you will be required to execute a Restrictive Covenant Agreement (the "RCA") with the Company regarding protection and non-disclosure of confidential information and non--competition, non-solicitation and no hire. A copy of the RCA will be provided to you under separate cover.
Terms & Conditions of Employment
This offer letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written promises that may have been made to you.
Background Check & Drug Screen
This offer of employment is contingent upon the satisfactory completion of a background check and pre-employment examination including tests for substance abuse. If not satisfactorily completed, the offer will be rescinded. Arrangements for the Hair Drug screen will be coordinated through Concentra Medical Services (the required paperwork and instructions are enclosed). This should be completed no later than two (2) weeks before your start date.
Employment Verification
As required by law, we will need to verify and document your identity and eligibility for employment in the United States. You can find a complete list of acceptable documents at http://www.uscis.gov/files/form/i-9.pdf. Please bring appropriate documentation on your start date. Do not complete the form in advance; you must complete it on your first day of employment.
Pat, we are very enthusiastic about you joining our team and your contributions to Celanese. If these provisions are agreeable to you, please sign the enclosed copy of this letter and return it to me.
Sincerely,
/s/ Mark Rohr
Mark Rohr
Chief Executive Officer, Celanese

Acknowledgment of Offer:
(Please check one)
☑ I accept the above described offer of employment with Celanese and understand that my employment status will be considered at-will and may be terminated at any time for any reason. Upon acceptance of this offer, I agree to keep the terms and conditions of this agreement confidential.
☐ I decline your offer of employment.

Signature:      /s/ Patrick D. Quarles                    Date: 18 May 15
Patrick D. Quarles
Anticipated Start Date: June 1, 2015

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